ADMA Biologics Enters Into a Manufacturing and Supply Agreement to Produce and Sell Plasma-Derived Intermediate Fractions

Agreement is Expected to Add $5-10 Million in Annual Revenues for 2020 and 2021, and $10-20 Million Per Year for 2022 Through 2024

RAMSEY, N.J. and BOCA RATON, FL., January 7, 2020 -- ADMA Biologics, Inc. (NASDAQ: ADMA), a commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and for the prevention of certain infectious diseases, today announced its entry into a 5-year manufacturing and supply agreement with an undisclosed partner to produce and sell plasma-derived intermediate fractions from ADMA’s U.S. Food and Drug Administration (FDA) approved Immune Globulin (IG) manufacturing process.

“A core element of our business strategy is to leverage and maximize the revenue we generate from the available manufacturing capacity at our FDA-approved plasma-derived products production facility. Through the production of our own marketed assets, BIVIGAM®, ASCENIV™ and NABI-HB®, we will now be able to generate additional revenue over and above the sales of the FDA-approved drugs themselves,” said Adam Grossman, ADMA’s President and Chief Executive Officer. “Based on current production and forecasted market sales volumes, we estimate that these additional revenues from the sale of these fractions will add between $5 million and $10 million to our annual revenues for 2020 and 2021 respectively. Depending on future plant capacity utilization and potential expansion, as well as our forecasted IG production ramp, we believe this contract has the potential to generate between $10 million and $20 million per year from 2022 through 2024. We are proud to be an emerging partner of choice for plasma-derived intermediate fractions and we look forward to providing high quality products to this new partner and delivering the highest level of service and value to all of our customers to support our overall growth objectives.”

Plasma contains many therapeutic proteins which control a number of processes and functions in the body. With ADMA’s FDA-approved manufacturing process, which the company uses to produce its three FDA-approved and marketed immune globulins, other non-IG proteins that are valuable for other functions in our bodies (also known as “fractions”) are removed. These fractions are used as the starting raw material to produce other plasma-derived biologics such as Factor VIII, Albumin, C1 Esterase Inhibitor and Alpha 1 anti-trypsin amongst others.

With this newly executed agreement, ADMA is now able to further maximize the revenue per liter of plasma fractionated in the Boca Raton plant and sell these fractions so they may be processed by a third party into their own therapeutic products under their own licensed manufacturing processes.

ADMA owns and operates a 400,000 liter annual capacity plasma fractionation and purification facility located in Boca Raton, FL. This manufacturing plant is licensed by the U.S. FDA. In addition to manufacturing its three FDA-approved products BIVIGAM®, ASCENIVTM and NABI-HB® at this facility, ADMA provides contract manufacturing services for pharmaceutical and biotech companies as well as produces and sells plasma-derived intermediate fractions.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is a commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatments of immunodeficient patients at risk for infection. ADMA currently manufactures and markets three United States Food and Drug Administration approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against hepatitis B. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency disease, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we”, “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “should,” “could,” “would,” “may,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about increasing demand for our therapeutic products, fractions and other byproducts; ADMA’s fractionation plant turnaround; and management’s belief regarding making important contributions with the ultimate goal of efficiently bringing plasma-derived products to market. Actual events or results may differ materially from those described in this document due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:

Brian Lenz

Executive Vice President and Chief Financial Officer | 201-478-5552 | www.admabiologics.com

INVESTOR RELATIONS CONTACT:

Sam Martin

Managing Director, Argot Partners | 212-600-1902 | sam@argotpartners.com